UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  08/15/2011

InSite Vision Incorporated
(Exact name of registrant as specified in its charter)

Commission File Number:  0-22332

Delaware	94-3015807
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

965 Atlantic Ave.
Alameda, California 94501
(Address of principal executive offices, including zip code)

510-865-8800
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On August 15, 2011, the Board of Directors (the "Board") of InSite Vision Incorporated (the "Company") appointed Dr. Brian Levy to serve as a director of the Company effective immediately. The Board also appointed Dr. Levy to serve on the Board's Nominating and Governance Committee and Audit Committee. Dr. Levy has been the Chief Scientific Officer of Nexis Vision, a developer of refractive surgery technology, since June 2010. Previously, he was the Chief Operating Officer of Danube Pharmaceuticals, a developer of pharmaceuticals for the treatment of glaucoma. Earlier, Dr. Levy was the Chief Medical Officer of Bausch & Lomb, a producer of contact lenses and lens care products, where he was responsible for, among other things, the development of Besivance, which is licensed from the Company. Dr. Levy also currently serves as a Clinical Professor of Ophthalmology at the University of Rochester in New York. He earned a Doctor of Optometry degree from the University of California, Berkeley.

    There are no arrangements or understandings between Dr. Levy and any other persons pursuant to which he was selected as a director, he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K and the Board has determined that Dr. Levy is an independent director under applicable SEC and NYSE Amex rules and regulations. Dr. Levy will receive the standard compensation received by the Company's Non-Employee Directors as disclosed in the Company's 2011 Proxy Statement filed with the Securities and Exchange Commission on April 19, 2011 and will enter into the Company's standard form of indemnification agreement.

    On August 15, 2011, Mr. Rick Anderson resigned from the Board, effective immediately. Mr. Anderson's resignation did not result from any disagreements with management or the Board. Mr. Anderson has served on the Board since 2008 and was the Chair of the Board's Nominating and Governance Committee, and was a member of the Audit Committee.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

InSite Vision Incorporated

Date: August 15, 2011	By:	/s/ Louis Drapeau
Louis Drapeau
Chief Financial Officer